Exhibit 21.0         Subsidiaries

Registrant	Northeast Community Bancorp, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Northeast Community Bank	100%	United States
New England Commercial Properties LLC(1)	100%	New York State

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(1)	A wholly owned subsidiary of Northeast Community Bank.